EXHIBIT 10.1
EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 11, 2016

among

TELEDYNE TECHNOLOGIES INCORPORATED,
as the Borrower,

CERTAIN OF ITS SUBSIDIARIES,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Book Manager and Sole Lead Arranger

Table of Contents

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
1.01    Defined Terms.    1
1.02    Other Interpretive Provisions.    27
1.03    Accounting Terms.    27
1.04    [Reserved].    28
1.05    [Reserved].    28
1.06    [Reserved].    28
1.07    Rounding.    28
1.08    References to Agreements and Laws.    28
1.09    Times of Day.    28
ARTICLE II THE COMMITMENTS AND BORROWINGS    28
2.01    Loans.    28
2.02    Borrowings and Continuations of Loans.    29
2.03    [Reserved].    30
2.04    [Reserved].    30
2.05    Prepayments.    30
2.06    Termination or Reduction of Aggregate Commitments.    31
2.07    Repayment of Loans.    33
2.08    Interest.    33
2.09    Fees.    33
2.10    Computation of Interest and Fees.    34
2.11    Evidence of Debt.    34
2.12    Payments Generally; Administrative Agent’s Clawback.    35
2.13    Sharing of Payments by Lenders.    37
2.14    [Reserved].    37
2.15    Defaulting Lenders.    37
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    38
3.01    Taxes.    38
3.02    Illegality.    43
3.03    Inability to Determine Rates.    44
3.04    Increased Costs.    44
3.05    Funding Losses.    45
3.06    Mitigation Obligations; Replacement of Lenders.    46
3.07    Survival.    46
ARTICLE IV GUARANTY    46
4.01    The Guaranty.    46
4.02    Obligations Unconditional.    47
4.03    Reinstatement.    48
4.04    Certain Additional Waivers.    48
4.05    Remedies.    48
4.06    Rights of Contribution.    48
4.07    Guarantee of Payment; Continuing Guarantee.    49
ARTICLE V CONDITIONS PRECEDENT TO BORROWING    49
5.01    Conditions to Effectiveness of Agreement.    49
5.02    Conditions to Certain Funds Credit Extensions.    51

i

Table of Contents (continued)

Page

ARTICLE VI REPRESENTATIONS AND WARRANTIES    52
6.01    Existence, Qualification and Power.    52
6.02    Authorization; No Contravention.    53
6.03    Governmental Authorization; Other Consents.    53
6.04    Binding Effect.    53
6.05    Financial Statements; No Material Adverse Effect.    53
6.06    Litigation.    54
6.07    No Default.    54
6.08    Ownership of Property; Liens.    54
6.09    Environmental Compliance.    55
6.10    Insurance.    55
6.11    Taxes.    55
6.12    ERISA Compliance.    55
6.13    Subsidiaries.    56
6.14    Margin Regulations; Investment Company Act.    56
6.15    Disclosure.    56
6.16    Compliance with Laws.    57
6.17    Intellectual Property; Licenses, Etc.    57
6.18    Solvency.    57
6.19    Legal Name.    57
6.20    Labor Matters.    57
6.21    [Reserved].    57
6.22    OFAC.    57
6.23    Anti-Corruption Laws.    57
6.24    EEA Financial Institutions.    58
6.25    Acquisition Documents.    58
6.26    Use of Proceeds.    58
6.27    Designation as Senior Indebtedness.    58
ARTICLE VII AFFIRMATIVE COVENANTS    58
7.01    Financial Statements.    58
7.02    Certificates; Other Information.    59
7.03    Notices.    60
7.04    Payment of Obligations.    61
7.05    Preservation of Existence, Etc.    61
7.06    Maintenance of Properties.    61
7.07    Maintenance of Insurance.    62
7.08    Compliance with Laws.    62
7.09    Books and Records.    62
7.10    Inspection Rights.    62
7.11    Use of Proceeds.    62
7.12    Additional Guarantors.    63
7.13    ERISA Compliance.    63
7.14    [Reserved].    63
7.15    Anti-Corruption Laws.    63
7.16    Scheme and Offer.    63
ARTICLE VIII NEGATIVE COVENANTS    65
8.01    Liens.    65

Table of Contents (continued)

Page

8.02    Investments.    67
8.03    Priority Indebtedness.    68
8.04    Fundamental Changes.    68
8.05    Dispositions.    69
8.06    Change in Nature of Business.    69
8.07    Transactions with Affiliates and Insiders.    69
8.08    Use of Proceeds.    69
8.09    Financial Covenants.    69
8.10    Organization Documents.    69
8.11    Sanctions.    70
8.12    Anti-Corruption Laws.    70
8.13    Scheme and Offer.    70
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES    71
9.01    Events of Default.    71
9.02    Remedies Upon Event of Default.    73
9.03    Application of Funds.    73
ARTICLE X ADMINISTRATIVE AGENT    74
10.01    Appointment and Authority.    74
10.02    Rights as a Lender.    74
10.03    Exculpatory Provisions.    75
10.04    Reliance by Administrative Agent.    75
10.05    Delegation of Duties.    76
10.06    Resignation of Administrative Agent.    76
10.07    Non‑Reliance on Administrative Agent and Other Lenders.    77
10.08    No Other Duties, Etc.    77
10.09    Administrative Agent May File Proofs of Claim.    77
10.10    Releases.    78
ARTICLE XI MISCELLANEOUS    78
11.01    Amendments, Etc.    78
11.02    Notices; Effectiveness; Electronic Communication.    79
11.03    No Waiver; Cumulative Remedies; Enforcement.    81
11.04    Expenses; Indemnity; Damage Waiver.    82
11.05    Payments Set Aside.    84
11.06    Successors and Assigns.    84
11.07    Confidentiality.    88
11.08    Set‑off.    89
11.09    Interest Rate Limitation.    89
11.10    Counterparts; Integration; Effectiveness.    90
11.11    Survival of Representations and Warranties.    90
11.12    Severability.    90
11.13    Replacement of Lenders.    90
11.14    Governing Law; Jurisdiction, Etc.    91
11.15    Waiver of Right to Trial by Jury.    92
11.16    No Advisory or Fiduciary Responsibility.    92
11.17    USA PATRIOT Act Notice.    93
11.18    Judgment Currency.    93

Table of Contents (continued)

Page

11.19    Electronic Execution of Assignments and Certain Other Documents.    93
11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    94

SCHEDULES

2.01    Commitments and Pro Rata Shares
6.13    Subsidiaries
6.20    Collective Bargaining Agreements
8.01    Liens Existing on the Effective Date
8.02    Investments Existing on the Effective Date
11.02    Certain Addresses for Notices

EXHIBITS

A    Form of Loan Notice
B    [Reserved]
C    Form of Note
D    Form of Compliance Certificate
E    Form of Assignment and Assumption
F    Form of Joinder Agreement
G    [Reserved]
H    [Reserved]
I    Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 11, 2016 among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances which shall not be less than 90% of the Target Shares to which the Offer relates (or such other percentage as Bidco and the Administrative Agent may agree from time to time, provided that such percentage shall be more than 50% of the Target Shares by each of value, number and voting rights).

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person or all or substantially all of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Documents” means the Scheme Documents or the Offer Documents (as applicable).

“Acquisition Event” means an Acquisition or series of Acquisitions by the Borrower and its Subsidiaries.

“Act” has the meaning set forth in Section 11.17.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Other than for the purposes of Section 7.16 and Section 8.13 and without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect on the Effective Date is £625,000,000.

“Agreement” means this Credit Agreement, as amended, modified, supplemented and extended in writing from time to time.

“Agreement Accounting Principles” means GAAP, provided that with respect to the calculations for purposes of determining compliance with the covenants set forth in Sections 8.01, 8.02, 8.03, 8.05 and 8.09, such term means generally accepted accounting principles in effect as of the Effective Date applied on a basis consistent with that used in the preparation of the Audited Financial Statements.

“Agreement Currency” has the meaning set forth in Section 11.18.

“Applicable Rate” means, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Loans
		Closing Date through 89 days after Closing Date	90 days after Closing Date through 179 days after Closing Date	180 days after Closing Date through 269 days after Closing Date	270 days after Closing Date and thereafter
1	Greater than or equal to 3.0 to 1.0	1.50%	1.75%	2.00%	2.25%
2	Less than 3.0 to 1.0 but greater than or equal to 2.5 to 1.0	1.25%	1.50%	1.75%	2.00%
3	Less than 2.5 to 1.0	1.125%	1.375%	1.625%	1.875%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the delivery of a Compliance Certificate pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) shall be determined based upon Pricing Level 1. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in Sterling, the local time in the place of settlement for Sterling as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 3, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bidco” means Rhombi Holdings Limited, an England and Wales private limited company and a wholly owned Subsidiary of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the State of California with respect to Obligations denominated in Dollars and:

(a)    if such day relates to any interest rate settings, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London, England or, if not conducted in London, the applicable offshore interbank market for such currency; and

(b)    if such day relates to any fundings, disbursements, settlements and payments in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in London, England.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with Agreement Accounting Principles, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar, Euro, Canadian Dollar or Sterling denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with Agreement Accounting Principles as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least

$500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Certain Funds Credit Extension” means a Borrowing made or to be made during the Certain Funds Period where such Borrowing is to be made solely to finance a Certain Funds Purpose.

“Certain Funds Period” means the period commencing on the Effective Date and ending on the earliest to occur of:

(a)	11:59 p.m. (London time) on the date that is six months after the Effective Date;

(b)	if the Target Acquisition is effected by a Scheme, 11:59 p.m. (London time) on the first Business Day falling 20 days or more after the Scheme Effective Date;

(c)
11:59 p.m. (London time) on the date upon which a Scheme lapses, terminates or is withdrawn (unless a firm intention to make an Offer in place of a Scheme is simultaneously, or has already been, announced or within five Business Days of such lapse, termination or withdrawal, as the case may be, is announced);

(d)
11:59 p.m. (London time) on the date upon which an Offer lapses, terminates or is withdrawn (unless a firm intention to effect a Scheme in place of an Offer is simultaneously, or has already been, announced or within 5 Business Days of such lapse, termination or withdrawal, as the case may be, is announced); and

(e)
11:59 p.m. (London time) on the date on which the Target becomes a direct or indirect Wholly Owned Subsidiary of Bidco and Bidco has paid all sums due pursuant to, or in connection with, the Target Acquisition.

“Certain Funds Purpose” means one or more the purposes set out in Section 7.11.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means if any Person or Persons acting in concert, together with the Affiliates thereof, shall become in the aggregate, directly or indirectly, the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act) of more than 50% (by number of shares) of the issued and outstanding Voting Stock of the Borrower.

“City Code” means the City Code on Takeovers and Mergers.

“Closing Date” shall mean the date of the Borrowings hereunder.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01. For the avoidance of doubt, the Tranche A Commitments and the Tranche B Commitments are deemed to be Commitments hereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act 2006 of England and Wales, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, provincial, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (c) the amount of depreciation and amortization expense for such period; (d) non‑cash items that reduce Consolidated Net Income in such period; (e) reasonably documented fees and expenses paid or payable in cash to unaffiliated third parties in connection with the transactions contemplated hereby and with any other issuances of debt or equity permitted hereby, whether or not such issuances are successful; and (f) reasonably documented fees and expenses paid or payable in cash to unaffiliated third parties in connection with Acquisitions or dispositions permitted hereby, whether or not such acquisitions or dispositions are successful; provided, that for purposes of calculating the Consolidated Leverage Ratio in Section 8.09(a) and the Consolidated Interest Coverage Ratio in Section 8.09(b), Consolidated EBITDA shall include, on a Pro Forma Basis for the period consisting of the four fiscal quarters ending on such date, the Consolidated EBITDA attributable to all businesses and assets acquired after the beginning of such period as if such business and/or assets had been owned for the entire period and shall exclude, on a Pro Forma Basis for the period consisting of the four fiscal quarters ending on such date, the Consolidated EBITDA attributable to all businesses and assets disposed after the beginning of such period as if such businesses and/or assets had not been owned for the entire period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest and other fees and charges incurred under any asset securitization program) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with Agreement Accounting Principles, plus (ii) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases or Synthetic Leases that is treated as interest in accordance with Agreement Accounting Principles.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Interest Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness, net of unencumbered cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of $25,000,000, provided that the aggregate principal amount of borrowings outstanding under the Existing Credit Agreement is less than $100,000,000, as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary non‑cash gains, extraordinary non‑cash losses and any other non‑cash impairment charges related to goodwill or acquired intangible assets) for that period, as determined in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with Agreement Accounting Principles.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and its Subsidiaries as of that date determined in accordance with Agreement Accounting Principles.

“Contemplated Private Placement” means the private placement of notes pursuant to Section 4(a)(2) of the Securities Act by the Borrower or a Wholly Owned Subsidiary, the proceeds of which will be used to consummate the Transactions.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion Notice” means a written notice given by the Borrower to the Administrative Agent at any time prior to the Scheme Effective Date (but after the publication of the Scheme Press Release) and after the Scheme has been terminated or abandoned if Bidco intends to switch from the Scheme to launch an Offer.

“Debt Issuance” means incurrence of Indebtedness for borrowed money by the Borrower or any of its Subsidiaries after the Effective Date (excluding (i) Indebtedness owed to the Borrower or its Subsidiaries, (ii) borrowings under the Existing Credit Agreement or any revolving facility entered into to refinance or replace the Existing Credit Agreement in an amount up to $750,000,000, (iii) any other ordinary course borrowings under working capital, letter of credit or overdraft facilities, (iv) issuances of commercial paper in the ordinary course of business, (v) purchase money Indebtedness incurred in the ordinary course of business and (vi) Indebtedness with respect to Capital Leases incurred in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to Loans plus 2% per annum in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or equivalent regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is itself subject to comprehensive country-based (not individual- or entity-based) Sanctions. As of the Effective Date, Designated Jurisdictions are Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of assets in the ordinary course of business of the Borrower and its Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property by the Borrower or any Subsidiary to the Borrower or any Subsidiary and (iv) any Involuntary Disposition and (v) any sale or transfer of property acquired by the Borrower or any Subsidiary after the Effective Date to any Person within 365 days following the acquisition or construction of such property by the Borrower or any Subsidiary of the Borrower or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, other than a Foreign Subsidiary Holdco.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligation shall be deemed to be the aggregate liability in respect thereof as recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied (or waived in accordance with Section 11.01), as notified by the Administrative Agent to the Borrower and the Lenders.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions in each case relating to pollution and the protection of the environment or human health and safety or the release of any materials into the environment, including those related to hazardous substances or wastes, recycling, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person of shares of its Capital Stock after the Effective Date, other than (a) any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance of shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Capital Stock, (d) any issuance by the Borrower of shares of its Capital Stock as consideration for a Permitted Acquisition and (e) any issuance by any Subsidiary of shares of its Capital Stock to the Borrower or any other Subsidiary. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at‑risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Sterling only. All Loans must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section

11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 1, 2013, among the Borrower, certain of its subsidiaries, the lenders party thereto, and Bank of America, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Existing RCF Lender” means any Person that is a lender under the Existing Credit Agreement as at the date of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee and Syndication Letter” means the letter agreement, dated December 11, 2016 among the Borrower, the Administrative Agent and MLPF&S.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than a political subdivision of the United States.

“Foreign Subsidiary Holdco” means a Subsidiary organized under the laws of any political subdivision of the United States that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Agreement Accounting Principles:

(a)    all obligations for borrowed money, whether current or long‑term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money Indebtedness;

(c)    all obligations arising under letters of credit (including standby), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (for the avoidance of doubt, this clause (c) shall not be deemed to include performance bonds);

(d)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including without limitation, any Earn Out Obligations;

(e)    the Attributable Indebtedness of Capital Leases and Synthetic Leases;

(f)    the Attributable Indebtedness of Securitization Transactions;

(g)    all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the maturity date of the Existing Credit Agreement;

(h)    all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (g) above of another Person; and

(i)    all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non‑recourse to such Person.

For purposes hereof, (x) the amount of any obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder and (y) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Guarantors” means each Domestic Subsidiary of the Borrower that is a Material Subsidiary and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at any time, without duplication, all items which would, in conformity with Agreement Accounting Principles, be classified as indebtedness on a balance sheet of such Person at such time, as well as the following, whether or not included as indebtedness or liabilities in accordance with Agreement Accounting Principles:

(a)    all Funded Indebtedness;

(b)    net obligations under any Swap Contract;

(c)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d)    all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non‑recourse to the Borrower or such Subsidiary.

For purposes hereof (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (z) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the nine month period ending October 2, 2016, including balance sheet and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation, expropriation or other taking for public use of, any Property of the Borrower or any of its Subsidiaries.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Domestic Subsidiary that is a Material Subsidiary in accordance with the provisions of Section 7.12.

“Judgment Currency” has the meaning set forth in Section 11.18.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns. For the avoidance of doubt, each Tranche A Lender and each Tranche B Lender is deemed to be a Lender hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II. For the avoidance of doubt, each Tranche A Loan and each Tranche B Loan is deemed to be a Loan hereunder.

“Loan Documents” means this Agreement, each Note, each Loan Notice, each Joinder Agreement, each Compliance Certificate, the Fee and Syndication Letter, and each other document, instrument or agreement from time to time executed by the Borrower or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement.

“Loan Notice” means a notice of (a) a Borrowing of Loans or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and each Guarantor.

“Major Covenant” means a covenant with respect to Bidco, the Borrower and its Material Subsidiaries only (and, for the avoidance of doubt, not in respect of or relating to (or any procurement obligation relating

to) (i) the Borrower’s other Subsidiaries and (ii) the Target and its Subsidiaries) under any of Section 7.05(a) (Preservation of Existence, Etc.), Section 7.11 (Use of Proceeds), Section 7.16 (Scheme and Offer) (other than Section 7.16(c), (d), (e)(ii) and (g)), Section 8.01 (Liens) to Section 8.05 (Dispositions) inclusive, Section 8.08 (Use of Proceeds) and Section 8.13 (Scheme and Offer) (other than Section 8.13(e)).

“Major Default” means with respect to Bidco, the Borrower, its Material Subsidiaries and (for the purposes of Section 9.01(f) (Insolvency Proceedings, Etc.) and Section 9.01(g)(i) (Inability to Pay Debts, Attachment) only) any Material Subsidiary Group only (and, for the avoidance of doubt, not in respect of or relating to (or any procurement obligation relating to) (i) the Borrower’s other Subsidiaries and (ii) the Target and its Subsidiaries), any circumstances constituting a Default under any of Section 9.01(a) (Non-Payment) (to the extent that it relates to the payment of any amounts due under this Agreement), Section 9.01(b) (Specific Covenants) insofar as it relates to a breach of any Major Covenant, Section 9.01(c) (Other Defaults) insofar as it relates to a breach of any Major Covenant, Section 9.01(d) (Representations and Warranties) insofar as it relates to a breach of any Major Representation, Section 9.01(f) (Insolvency Proceedings, Etc.) solely to the extent relating to any formal insolvency procedures being taken in accordance with applicable law and affecting all of the assets of the relevant Person or Persons and excluding for the purposes of this definition the words “and the appointment continues undischarged or unstayed for sixty (60) calendar days” and the words “and continues undismissed or unstayed for sixty calendar days”, Section 9.01(g)(i) (Inability to Pay Debts, Attachment) or Section 9.01(j) (Invalidity of Loan Documents) (to the extent resulting solely from repudiatory action taken by Bidco, the Borrower or a Material Subsidiary for the purposes of Section 9.01(j)(ii) and (iii) (Invalidity of Loan Documents)).

“Major Representation” means a representation or warranty with respect to Bidco, the Borrower, its Material Subsidiaries and (for the purposes of Section 6.18 (Insolvency) only) any Material Subsidiary Group only (and, for the avoidance of doubt, not in respect of or relating to (or any procurement obligation relating to) (i) the Borrower’s other Subsidiaries and (ii) the Target and its Subsidiaries) under any of Section 6.01(a) and (b)(ii) (Existence, Qualification and Power), Section 6.02 (Authorization; No Contravention) (excluding for the purposes of this definition the words “or the creation of any Lien under, or require any payment to be made under”), Section 6.03 (Governmental Authorization; Other Consents), Section 6.04 (Binding Effect), Section 6.16 (Compliance with Laws), Section 6.18 (Solvency) in relation to Bidco, the Borrower and its Material Subsidiaries and any Material Subsidiary Group only, Section 6.25 (Acquisition Documents) and Section 6.26 (Use of Proceeds).

“Margin Stock” shall have the meaning given to such term under Regulation U of the Board of Governors of the Federal Reserve System of the United States.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that (i) has on such date Total Assets constituting ten percent (10%) or more of Consolidated Total Assets or (ii) for the most recently ended four fiscal quarter period has revenues constituting ten percent (10%) or more of the consolidated revenues of the Borrower and its Subsidiaries for such period, as determined in accordance with Agreement Accounting Principles.

“Material Subsidiary Group” means any Subsidiaries of the Borrower that together (i) have on such date aggregate Total Assets constituting twenty percent (20%) or more of Consolidated Total Assets or (ii) for the most recently ended four fiscal quarter period have aggregate revenues constituting twenty percent (20%) or more of the consolidated revenues of the Borrower and its Subsidiaries for such period, as determined in accordance with Agreement Accounting Principles.

“Maturity Date” means the date that is 364 days after the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 11.09.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole book manager.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:
(a)    with respect to any Prepayment Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with Agreement Accounting Principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided, further, that if the Borrower or any of its Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from a Prepayment Disposition, the Borrower or such Subsidiary may reinvest any portion of such proceeds in the business of the Borrower or any of its Subsidiaries (subject to there being no event of Default continuing at the time of such reinvestment) and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested within the 180-day period following receipt of such proceeds;

(b)     with respect to any Debt Issuance, the excess, if any, of (i) cash received by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any debt for borrowed money that is required to be repaid in connection with such issuance, offering or placement (other than the Loans) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and
(c)    with respect to any Equity Issuance, the excess of (i) the cash received by the Borrower in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11.

“Note Purchase Agreements” means, collectively, (a) that certain Note Purchase Agreement, dated as of May 12, 2010, among the Borrower and the purchasers listed in the attached Schedule A thereto, (b) that certain Note Purchase Agreement, dated as of September 23, 2014, among the Borrower and the purchasers listed on the attached Schedule A thereto, and (c) that certain Note Purchase Agreement, dated as of August 27, 2015, among the Borrower and the purchasers listed on the attached Schedule A thereto.

“NPA Notes” means the notes issued pursuant to the Note Purchase Agreements.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by Bidco to effect the Target Acquisition (as that offer may be amended in accordance with the terms of this Agreement).

“Offer Documents” means any documents published in accordance with the City Code in order to make an Offer to the shareholders of the Target (including, without limitation, any revision to an Offer, any alternative Offer and any document published to reflect or effect a change of structure from a Scheme to an Offer).

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the City Code, a firm intention to make the Offer or, as the case may be, a switch to an Offer in accordance with Section 8 of Appendix 7 to the City Code which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 5.01.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06, except for an assignment made in respect of a Defaulting Lender).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Panel” means the Panel on Takeovers and Mergers.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 3004 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate, or has been maintained or contributed to by the Borrower or any ERISA Affiliate in the past six plan years, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (A) the Target Acquisition and (B) Investments consisting of an Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (in the case of (B)) (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same, similar or complementary lines of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable adjacencies, extensions or expansions thereof), (ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) after giving effect to any such Acquisition on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenants set forth in Section 8.09 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (iv) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (v) no Default or Event of Default has occurred and is continuing or would result therefrom and (vi) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly‑owned by the Borrower newly formed for the sole purpose of effecting such transaction.

“Permitted Investments” means, at any time, Investments by the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Prepayment Disposition” means the sale, transfer, license, lease or other disposition of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary) after the Effective Date, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of assets in the ordinary course of business of the Borrower and its Subsidiaries, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith for collection in an aggregate amount not to exceed $100,000,000 during the term of this Agreement, (ii) any sale, lease, license, transfer or other disposition of Property by the Borrower or any Subsidiary to the Borrower or any Subsidiary, (iii) sales of Margin Stock for fair value as determined in good faith by the board of directors of the Borrower and (iv) asset sales and other dispositions (including Equity Issuances by the Borrower’s Subsidiaries), the proceeds of which do not exceed $25,000,000 in any single transaction or related series of transactions or $50,000,000 in the aggregate). Notwithstanding the foregoing, any “Disposition” (as defined in the Note Purchase Agreement) that would result in a requirement to repurchase, or make an offer to repurchase, Indebtedness as required by Section 10.5(2) of the Note Purchase Agreements shall be deemed to constitute a Prepayment Disposition.

“Press Release” means (in relation to the Scheme) the Scheme Press Release or (in relation to the Offer) the Offer Press Release.

“Priority Indebtedness” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guarantees of Indebtedness of the Borrower but excluding (w) Indebtedness of Teledyne Limited and Teledyne Dalsa, Inc., as Designated Borrowers, under the Existing Credit Agreement, (x) Indebtedness owing to the Borrower or any other Subsidiary, (y) Indebtedness outstanding at any time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, and (z) all Subsidiary Guarantees and all Indebtedness of any Subsidiary which has also guaranteed the Obligations) and (ii) all Indebtedness of the Borrower and its Subsidiaries secured by Liens other than Indebtedness secured by (x) Liens permitted by subparagraphs (a) through (t), inclusive, of Section 8.01, or (y) Liens as to which the Borrower or such Subsidiary has made, or caused to be made, effective provision whereby the Obligations are equally or ratably secured with the other obligations thereby secured in accordance with Section 8.01.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.09 (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the

Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender of any Tranche at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is (x) prior to giving effect to the Borrowing on the Closing Date, the amount of the undrawn Commitment of such Tranche and such Lender at such time and (y) thereafter, the aggregate outstanding principal amount of the Loans of such Tranche and such Lender at such time, and the denominator of which is (x) prior to giving effect to the Borrowing on the Closing Date, the aggregate amount of the undrawn Commitments of such Tranche at such time and (y) thereafter, the aggregate outstanding principal amount of the Loans of such Tranche at such time, in each case as the context may require.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 7.02.

“Qualifying Amendment” means an amendment to the Existing Credit Agreement entered into by the Borrower that allows no less than £280,000,000 of the commitments under the Existing Credit Agreement to be drawn to finance the Transactions subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Loans hereunder, as determined by the Borrower in its reasonable discretion.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower or any Subsidiary for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Loans hereunder, as determined by the Borrower in its reasonable discretion.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 11.06(c).

“Registrar of Companies” means the registrar of companies for England and Wales contemplated by the Companies Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty‑day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding greater than 50% of all the Commitments and Loans held by all Lenders, or, if no such Commitments are outstanding, Lenders having greater than

50% of all the Loans. The principal amount of Loans or Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent to be customary in London, England for the settlement of international banking transactions in Sterling.

“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (“HMT”).

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of the Target Shares in relation to the transfer of the entire issued share capital of the Target to Bidco as contemplated by the Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement) as such Scheme may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with this Agreement.

“Scheme Co-Operation Agreement” means the co-operation agreement (together with schedules and exhibits thereto) to be entered into by and between Bidco and the Target.

“Scheme Circular” means the circular to the shareholders of the Target to be issued by the Target setting out the proposals for the Scheme.

“Scheme Documents” means the Scheme Co-Operation Agreement and Scheme Circular.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release” means the press release announcing, in compliance with Rule 2.7 of the City Code, a firm intention to make an offer which is to be implemented by means of the Scheme which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 5.01.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Borrower.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any

International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under Agreement Accounting Principles.

“Target” means e2v technologies plc, a public limited company organized in England and Wales.

“Target Acquisition” means the Borrower’s acquisition of, directly or indirectly, all of the outstanding Capital Stock of the Target pursuant to a Scheme or Offer.

“Target Acquisition Consideration” means the aggregate amount of cash consideration payable in connection with the Target Acquisition.

“Target Shares” means the Capital Stock of the Target.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $50,000,000.

“Tranche” means (a) when used with reference to Loans, refers to whether such Loans are Tranche A Loans or Tranche B Loans, (b) when used with reference to Commitments, refers to whether such Commitments are Tranche A Commitments or Tranche B Commitments and (c) when used with reference to Lenders, refers to whether such Lenders are Tranche A Lenders or Tranche B Lenders.

“Tranche A Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Tranche A Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche A Lender” means a Lender that has a Tranche A Commitment or holds a Tranche A Loan.

“Tranche A Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Tranche B Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Tranche B Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche B Lender” means a Lender that has a Tranche B Commitment or holds a Tranche B Loan.

“Tranche B Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.01(b).

“Transaction Costs” means fees and expenses incurred in connection with the Transactions.

“Transactions” means (i) the Target Acquisition, (ii) the execution, delivery and performance of this Agreement including the funding of the Loans hereunder and the application of the proceeds thereof, and (iii) payment of the Transaction Costs.

“United States” and “U.S.” mean the United States of America.

    “U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)    The term “including” is by way of example and not limitation.

(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)    Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)    Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.09 (and for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

(c)    FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.04    [Reserved].

1.05    [Reserved].

1.06    [Reserved].

1.07    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

1.08    References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.09    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01    Loans.

(a)    Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make a Tranche A Loan to the Borrower in Sterling on the Closing Date up to an aggregate amount not to exceed the amount of such Tranche A Lender’s Tranche A Commitment. Each Tranche A Lender may, at its option (subject to the prior written consent of the Borrower), make any Tranche A Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Tranche A Lender to make such Tranche A Loan (provided that, for the avoidance of doubt, such Tranche A Lender shall remain liable for its obligations under this Section 2.01(a) to the extent such foreign or domestic branch or Affiliate fails to make such Tranche A Loan). The Tranche A Loans may be Eurocurrency Rate Loans only, as further provided herein. The Borrower may make only one Borrowing of Tranche A Loans in an amount of up to the full amount of the Tranche A Commitments, which shall be made on the Closing Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. The Tranche A Commitments of each Tranche A Lender shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Loan on such date.

(b)    Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make a Tranche B Loan to the Borrower in Sterling on the Closing Date up to an aggregate amount not to exceed the amount of such Tranche B Lender’s Tranche B Commitment. Each Tranche B Lender may, at its option (subject to the prior written consent of the Borrower), make any Tranche B Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Tranche B Lender to make such Tranche B Loan (provided that, for the avoidance of doubt, such Tranche B Lender shall remain liable for its obligations under this Section 2.01(b) to the extent such foreign or domestic branch or Affiliate fails to make such Tranche B Loan). The Tranche B Loans may be Eurocurrency Rate Loans only, as further provided herein. The Borrower may make only one Borrowing of Tranche B Loans in an amount of up to the full amount of the Tranche B Commitments, which shall be made on the Closing Date. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. The Tranche B Commitments of each Tranche B Lender shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche B Loan on such date.

2.02    Borrowings and Continuations of Loans.

(a)    Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (a) telephone or (b) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the requested date of any Borrowing of, or continuation of, Eurocurrency Rate Loans. Each Borrowing of, or continuation of, Eurocurrency Rate Loans shall be in a principal amount of £3,000,000 or a whole multiple of £500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued and (iv) the duration of the Interest Period with respect thereto. If the Borrower requests a Borrowing of, or continuation of, Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time specified by the Administrative Agent on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial credit extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of the Interest Period for such Eurocurrency Rate Loan.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)    After giving effect to all Borrowings and all continuations of Loans, there shall not be more than 5 Interest Periods in effect with respect to the Loans.

2.03    [Reserved].

2.04    [Reserved].

2.05    Prepayments.

(a)    Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. three (3) Business Days prior to any date of prepayment and (B) any such prepayment of Loans shall be in a principal amount of £1,000,000 or a whole multiple of £100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Each prepayment of Loans shall be applied first to the Tranche A Loans until the amount of Tranche A Loans outstanding is £0, and any remaining amounts shall be applied to the Tranche B Loans until the amount of Tranche B Loans outstanding is £0. Within each Tranche, the prepayments will be applied ratably to the Lenders’ Loans. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)    Mandatory Prepayments of Loans. In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds arising from any Equity Issuance by the Borrower, Debt Issuance (other than a Debt Issuance under any committed term loan facility that has reduced the Commitments hereunder pursuant to Section 2.06(b)) or Prepayment Disposition, in each case after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Business Days following the receipt by the Borrower or any such Subsidiary of such Net Cash Proceeds; provided that if at the time that any such prepayment from any Prepayment Disposition would be required, the Borrower is required to offer to repurchase any NPA Notes pursuant to the Note Purchase Agreement with the Net Cash Proceeds of such Prepayment Disposition, then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and NPA Notes at such time); provided, further, that (i) the portion of such Net Cash Proceeds allocated to the NPA Notes shall not exceed the amount of such Net Cash Proceeds required to be allocated to the NPA Notes pursuant to the applicable Note Purchase Agreement, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof to the prepayment of the Loans, and (ii) to the extent the holders of NPA Notes decline to have such Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any Subsidiary, of such Net Cash Proceeds from any such Equity Issuance, Debt Issuance or Prepayment Disposition, and such notice shall be accompanied by a reasonably detailed calculation of such Net Cash Proceeds. Each prepayment of Loans shall be applied first to the Tranche A Loans until the amount of Tranche A Loans outstanding is £0, and any remaining amounts shall be applied to the Tranche B Loans until the amount of Tranche B Loans outstanding is £0. Within each Tranche, the prepayments will be applied ratably to the Lenders’ Loans. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

2.06    Termination or Reduction of Aggregate Commitments.

(a)    Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of £5,000,000 or any whole multiple of £1,000,000 in excess thereof. As between the Tranche A Commitments and the Tranche B Commitments, the reductions to the Aggregate Commitments shall be as directed by the Borrower; provided that if the Borrower makes no such indication, each reduction of Commitments shall be applied first to the Tranche A Commitments until the amount of Tranche A Commitments outstanding is £0, and any remaining reductions shall be applied to the Tranche B Commitments until the amount of Tranche B Commitments outstanding is £0. Within each Tranche, the reductions will be applied ratably to the Lenders’ Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)    Mandatory Reductions.

(i)    The Commitments shall automatically terminate on the earlier of (x) the Closing Date, after giving effect to the Loans made to the Borrower on the Closing Date and (y) the last day of Certain Funds Period.

(ii)    In the event that the Borrower or any of its Subsidiaries receives Net Cash Proceeds arising from any Equity Issuance by the Borrower, any Debt Issuance (other than a Debt Issuance under any committed term loan facility that has reduced the Commitments hereunder pursuant to clause (iii) below) or any Prepayment Disposition, in each case during the period commencing on the Effective Date and ending on the last day of the Certain Funds Period, then the Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or, as applicable, such Subsidiary of such Net Cash Proceeds; provided that if at the time that any such Commitment reduction from any Prepayment Disposition would be required, the Borrower is required to offer to repurchase any NPA Notes pursuant to the Note Purchase Agreement with the Net Cash Proceeds of such Prepayment Disposition, then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of Commitments and NPA Notes at such time); provided, further, that (i) the portion of such Net Cash Proceeds allocated to the NPA Notes shall not exceed the amount of such Net Cash Proceeds required to be allocated to the NPA Notes pursuant to the applicable Note Purchase Agreement, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to reduce the Commitments in accordance with the terms hereof, and (ii) to the extent the holders of NPA Notes decline to have such Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to reduce the Commitments in accordance with the terms hereof. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, such Subsidiary, of such Net Cash Proceeds from any such Equity Issuance, Debt Issuance or Prepayment Disposition, and such notice shall be accompanied by a reasonably detailed calculation of such Net Cash Proceeds received.

(iii)    In the event that the Borrower or any of its Subsidiaries enters into any committed term loan facility for the purpose of financing the Transactions, automatically upon the effectiveness of the definitive documentation for such term loan facility and receipt by the Administrative Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Loan Facility, the Commitments then outstanding shall be reduced in an amount equal to 100% of the committed amount under such Qualifying Term Loan Facility on the date of receipt by the Administrative Agent of such notice.

(iv)    In the event that a Qualifying Amendment to the Existing Credit Agreement is effective, the Commitments shall be reduced by an amount equal to £280,000,000.

(v)    In the case of reductions or termination of the Commitments pursuant to Sections 2.06(b)(ii) and 2.06(b)(iii), each reduction of Commitments shall be applied first to the Tranche B Commitments until the amount of Tranche B Commitments outstanding is £0, and any remaining reductions shall be applied to the Tranche A Commitments until the amount of Tranche A Commitments outstanding is £0.

(vi)    In the case of reductions or termination of the Commitments pursuant to Section 2.06(b)(iv), each reduction of Commitments shall be applied first to the Tranche A Commitments until the amount of Tranche A Commitments outstanding is £0, and any remaining reductions shall be applied to the Tranche B Commitments until the amount of Tranche B Commitments outstanding is £0.

(c)    Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.08    Interest.

(a)    Subject to the provisions of subsection (b) below, each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate.

(b)    Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

(a)    Ticking Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a ticking fee equal to 0.15% per annum times the actual daily amount of Commitments, subject to adjustment as provided in Section 2.15. The ticking fee shall accrue commencing on February 1, 2017 until the earlier of (1) the borrowing of the Loans hereunder on the Closing Date and (2) the termination of all of the Commitments, and shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after February 1, 2017, and (y) on the earlier of (1) the borrowing of the Loans hereunder on the Closing Date and (2) the termination of all of the Commitments. For the avoidance of doubt, the ticking fee described in this Section 2.09(a) applies to both the Tranche A Commitments and the Tranche B Commitments.

(b)    Duration Fee.  If the Loans have not been repaid in full in cash on or prior to:

(i)    the 90th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.50% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share;

(ii)    the 180th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share; and

(iii)    the 270th day after the Closing Date, a fully earned and non-refundable duration fee equal to 1.00% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share.

For the avoidance of doubt, the duration fees described in this Section 2.09(b) applies to both the Tranche A Loans and the Tranche B Loans.

(c)    Fee and Syndication Letter. The Borrower shall pay to the Administrative Agent for its own account the fees in the amounts and at the times specified in the Fee and Syndication Letter.  Such fees shall be fully earned when paid and shall be non‑refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

(a)    All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall, without duplication, immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder to be made in Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than

11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder to be made in Sterling shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Sterling and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Sterling, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender; second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    (i)    Funding by Lenders; Presumption by Administrative Agent. Without prejudice to and subject to Section 5.02, unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)    the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    [Reserved].

2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section

2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.

(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such

Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Tax Indemnification.

(i)    The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(i)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS

Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of Internal Revenue Service Form W-8ECI,
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)    [Reserved.]

(v)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(vi)    The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(vii)    Each Lender shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including

Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to any Lender pursuant to this Section 3.01 relating to any Taxes or Other Taxes paid by a Lender more than 180 days prior to such Lender’s request for any additional payment or compensation pursuant to this Section 3.01.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Sterling in the applicable interbank market (each an “Illegality Event”), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in Sterling shall be suspended, in each case until such Lender notifies the Administrative Agent, the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

If for any reason in connection with any request for a Eurocurrency Rate Loan or continuation thereof (a) the Administrative Agent determines that that (i) deposits are not being offered to banks in the applicable offshore interbank market for Sterling for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (b) the Required Lenders determine that for any reason the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in Sterling shall be suspended (to the extent of the affected Eurocurrency Rate Loan or Interest Period) until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods).

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)    [reserved]; or

(iv)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Borrower; or

(c)    any failure by the Borrower to make payment of any Loan (or interest due thereon) on its scheduled due date; or

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for Sterling for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to any Lender pursuant to this Section 3.05 relating to any loss, cost or expense incurred by a Lender more than 180 days prior to such Lender’s request for any additional payment or compensation pursuant to this Section 3.05.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Loans, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
GUARANTY

4.01    The Guaranty.

(a)    Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)    [Reserved].

(c)    Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02    Obligations Unconditional.

(a)    The obligations of the Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Guarantors under this Article IV shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(b)    [Reserved].

(c)    Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01(a).

4.06    Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO BORROWING

5.01    Conditions to Effectiveness of Agreement.

Subject to the last paragraph of this Section 5.01, the effectiveness of this Agreement and the obligation of each Lender to make the Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)    Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of outside legal counsel of the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in form and substance satisfactory to the Administrative Agent.

(c)    Financial Statements. The Administrative Agent shall have received the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended January 3, 2016, including balance sheet and income and cash flow statements, in each case, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

(d)    No Material Adverse Change. There shall not have occurred a material adverse change since January 3, 2016 in the business, assets, Properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(e)    Litigation. There shall not exist any action, suit, investigation or proceeding against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)    copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation.

(g)    Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(d), (e), (k) and (l) have been satisfied.

(h)    [Reserved]

(i)    Know-Your-Customer Information. The Administrative Agent shall have received, at least five (5) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Effective Date.

(j)    [Reserved]

(k)    The representations and warranties of each Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.01, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(l)    No Default shall exist.

(m)    Press Release. The Administrative Agent shall have received a draft Scheme Press Release or Offer Press Release (as applicable) in form and substance satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed or otherwise become a Lender under this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. Notwithstanding anything to the contrary in this Agreement, this Section 5.01 and the conditions set out in this Section 5.01 shall cease to apply and be of no further effect on and from the Effective Date.

5.02    Conditions to Certain Funds Credit Extensions.

(a)    During the Certain Funds Period, the Lenders will be obliged to make a Certain Funds Credit Extension hereunder subject only to the following conditions:

(i)    on the date of the relevant Loan Notice and on the date of the proposed Certain Funds Credit Extension:

(A)    no Major Default is continuing or would result from the proposed Certain Funds Credit Extension;

(B)    all the Major Representations are true and accurate in all material respects (provided that any Major Representation that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and accurate (after giving effect to any qualification therein) in all respects); and

(C)    the Administrative Agent shall have received a Loan Notice in accordance with the requirements of this Agreement.

(ii)    on the date of the proposed Certain Funds Credit Extension, the Administrative Agent has received a certificate signed by a Responsible Officer of the Borrower confirming:

(A)    that no Major Default is continuing or would result from the proposed Certain Funds Credit Extension;

(B)    that all the Major Representations are true and accurate in all material respects (provided that any Major Representation that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and accurate (after giving effect to any qualification therein) in all respects);

(C)    in the case of an Offer, that acceptances that have been received and not withdrawn are for more than 90% of the Target Shares to which the Offer relates (or such other percentage as Bidco and the Administrative Agent may agree from time to time);

(D)    if a Scheme, that the Scheme Effective Date has occurred; and

(E)    if an Offer, that the Offer Unconditional Date has occurred.

(iii)    on the date of the proposed Certain Funds Credit Extension, if a Scheme, the Scheme Effective Date shall have occurred;

(iv)    on the date of the proposed Certain Funds Credit Extension, if an Offer, the Offer Unconditional Date shall have occurred;

(v)    on the date of the relevant Loan Notice and on the date of the proposed Certain Funds Credit Extension, there shall not have been any material amendment to, supplement to or modification of any of the Acquisition Documents other than in accordance with or as permitted by the provisions of this Agreement or with the consent of the Administrative Agent; and

(vi)    on the date of the proposed Certain Funds Credit Extension, receipt by the Administrative Agent and the Lenders of any fees required to be paid pursuant to the Loan Documents (but excluding amounts referred to in Section 7.17(b) and (c)) on or before the date of the proposed Certain Funds Credit Extension.

(b)    During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to make a Certain Funds Credit Extension hereunder) and subject as provided in Section 3.02, no Lender shall be entitled to:

(i)    cancel any of its Commitments;

(ii)    rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents;

(iii)    refuse to participate in the making of a Certain Funds Credit Extension;

(iv)    exercise any right of set-off or counterclaim in respect of a Certain Funds Credit Extension; or

(v)    cancel, accelerate or cause or require any reduction (other than any reduction required pursuant to the terms of this Agreement), repayment or prepayment of any commitment, loan or amounts owing under this Agreement or under any other Loan Document; or

(vi)    take any other action or make or enforce any claim or exercise any rights it may have against any Loan Party to the extent to do so would, directly or indirectly, prevent or limit the making of a Certain Funds Credit Extension, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Subject to Section 5.02, the Borrower represents and warrants on the Effective Date and on the Closing Date (giving effect to the Transactions) to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, Teledyne Brown Engineering, Inc., Teledyne Instruments, Inc., Teledyne Scientific & Imaging, LLC, Rhombi Canada LP, Teledyne Dalsa, Inc., Teledyne Netherlands B.V. and Teledyne LeCroy, Inc. are the only Material Subsidiaries of the Borrower.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its Property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) to the extent it would not reasonably be expected to have a Material Adverse Effect.

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person with respect to (i) prior to the expiry of the Certain Funds Period, any Loan Document and (ii) following the expiry of the Certain Funds Period, any Contractual Obligation is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect or the failure of which to have been obtained would not reasonably be expected to have a Material Adverse Effect.

6.04    Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied.

(b)    The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied.

(c)    From January 3, 2016 to and including the Effective Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or Property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the Audited Financial Statements or in the notes thereto or has not otherwise been disclosed publicly by the Borrower or in writing to the Lenders on or prior to the Effective Date.

(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP consistently applied (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(e)    Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after reasonable investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08    Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09    Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and compliance with Environmental Laws, any claims thereunder, and the presence of any Hazardous Substances at or on any current properties of the Borrower or any of its Subsidiaries, and as a result thereof the Borrower has reasonably concluded that any Environmental Liability of the Borrower, any other Loan Party or any of their respective Subsidiaries, in each case, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10    Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses.

6.11    Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax‑qualified status.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PGBC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13    Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Effective Date of each Subsidiary, together with (i) its jurisdiction of formation, (ii) the number of shares of each class of its Capital Stock outstanding, (iii) the number and percentage of outstanding shares of each such class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

6.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage in, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16    Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person.

6.18    Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19    Legal Name.

The exact legal name and jurisdiction of organization of each Loan Party is as set forth on the signature pages hereto.

6.20    Labor Matters.

There are no collective bargaining agreements (except as set forth on Schedule 6.20) or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Effective Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.21    [Reserved].

6.22    OFAC.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that (i) currently is the subject or target of any Sanctions or (ii) is located, organized or resident in a Designated Jurisdiction.

6.23    Anti-Corruption Laws.

The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrower or any of its Subsidiaries conduct business, and have instituted and maintained policies and procedures that they believe are reasonably designed to promote and achieve compliance in all material respects with such anti-corruption laws.

6.24    EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

6.25    Acquisition Documents.

(a)    The Administrative Agent and the Lenders have been furnished with complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Effective Date.

(b)    In the case of a Scheme, the Scheme Press Release contains all the material terms of the Scheme and the Scheme Circular reflects the Scheme Press Release in all material respects.

(c)    In the case of an Offer, the Offer Documents contain all material terms of the Offer and the Offer Documents reflect the Offer Press Release in all material respects.

6.26    Use of Proceeds.

The Borrower will not, directly or, to its knowledge, indirectly, use any part of the proceeds of any Loan in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrower or any of its Subsidiaries conduct business, applicable Sanctions and the Act.

6.27    Designation as Senior Indebtedness.

The Obligations constitute “Senior Indebtedness”, or any similar term under and as defined in the agreements relating to any Indebtedness of the Borrower or any Guarantor, including the Note Purchase Agreements and any subordinated Indebtedness which contains such designation.

ARTICLE VII
AFFIRMATIVE COVENANTS

Subject to Section 5.02, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each of its Subsidiaries to:

7.01    Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

(a)    as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)    as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet including shareholders’ equity of the Borrower and its Subsidiaries as at the end of such fiscal quarter and latest fiscal year end in comparative form, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and the related statement of cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

(a)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate (including detailed calculations and reconciliations to GAAP if Agreement Accounting Principles differ from GAAP at the time of such Compliance Certificate) signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Borrower or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)    promptly, and in any event within ten days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(d)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPF&S may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of it hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, MLPF&S and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.03    Notices.

Promptly notify the Administrative Agent and each Lender:

(a)    of the occurrence of any Default.

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (in each case to the extent such matter has resulted or could reasonably be expected to have a Material Adverse Effect) (i) breach or non‑performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c)    of the occurrence of any ERISA Event.

(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in the case of clauses (b) and (c), to the extent any failure to pay or discharge such claim or Indebtedness could not reasonably be expected to have a Material Adverse Effect.

7.05    Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non‑preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07    Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by similarly situated companies.

7.08    Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.

With respect to the Borrower, (a) maintain proper books of record and account, in which requisite, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists and/or after the occurrence of an event or events that have a Material Adverse Effect, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing as well as discuss the affairs, finances and accounts of such Loan Party with its directors and independent public accountants, all at the reasonable expense of the Borrower at any time during normal business hours after having provided reasonable notice. Notwithstanding the foregoing, no Loan Party or any of its Subsidiaries shall be required to disclose (a) any materials subject to a confidentiality obligation binding upon such Person (but provided further that such Person shall, at the request of the Lender, use commercially reasonable efforts to obtain permission for such disclosure and, in the event permission cannot be obtained, furnish some information regarding the matters to which such materials relate as can reasonably be furnished without violation of such confidentiality obligations) or (b) any communications protected by attorney‑client privilege, the disclosure or inspection of which would waive such privilege.

7.11    Use of Proceeds.

The proceeds of the Loans will be used to pay the Target Acquisition Consideration and related Transaction Costs (including being loaned to Bidco in order to enable it to pay the Target Acquisition Consideration and related Transaction Costs).

7.12    Additional Guarantors.

Promptly, and in any event, not later than thirty (30) days, after the acquisition or formation of any Domestic Subsidiary that is a Material Subsidiary, notify the Administrative Agent thereof in writing, and cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in Section 5.01(f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent

7.13    ERISA Compliance.

Do, and cause each ERISA Affiliate to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, except where termination of such Plan is permitted by the terms of such Plan and any applicable collective bargaining agreement and in accordance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Laws; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14    [Reserved].

7.15    Anti-Corruption Laws.

Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which business is conducted and maintain policies and procedures that they believe are reasonably designed to promote and achieve compliance in all material respects with such anti-corruption laws.

7.16    Scheme and Offer.

The Borrower and Bidco agree that from the Effective Date, each of the Borrower and Bidco will (and will procure that each Affiliate of the Borrower and Bidco will):

(a)    ensure that (i) the terms of the Scheme as set out in the Scheme Press Release are consistent in all material respects with the press release provided to the Administrative Agent pursuant to the terms of Section 5.01 or (ii) in the event that the Scheme is to be switched to an Offer, the terms of the Offer Press Release are in accordance with Section 7.16(f), except, in each case, as required by the City Code, any Governmental Authority, the Panel, law or regulation;

(b)    procure that (i) any Scheme Circular or Offer Document (as the case may be) is issued and dispatched in accordance with the timetable set out in the relevant Press Release and in any event within 28 days (or such longer period permitted by the Panel) and (ii), except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) or otherwise required by the City Code, any Governmental Authority, the Panel, any Scheme Circular or Offer Document (as the case may be) reflects the latest Press Release in all material respects except for any variation that if done by amendment to the Scheme Circular or Offer Document would not contravene Section 8.13(b);

(c)    comply in all material respects with:

(i)    the City Code, subject to any waivers granted by the Panel; and

(ii)    all other applicable laws and regulations in relation to any Offer or Scheme;

(d)    promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Target Acquisition (including, in the case of an Offer, the current level of acceptances), except to the extent it is prohibited by law or regulation from doing so;

(e)    deliver to the Administrative Agent copies of:

(i)    each Press Release, each Offer Document, any receiving agent letter, any written agreement between Bidco and the Target with respect to the Scheme and any other Scheme Documents; and

(ii)    if requested to do so by the Administrative Agent, all other material announcements and documents published or delivered pursuant to the Offer or Scheme and all legally binding agreements entered into by Bidco in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law or regulation from doing so;

(f)    in the event that the Scheme is to be switched to an Offer (whether it is to be pursued by way of a new Offer or pursuant to Section 8 of Appendix 7 to the City Code), (i) promptly inform the Administrative Agent, (ii) within 15 Business Days procure that the Offer Press Release is issued, (iii) deliver to the Administrative Agent (A) a Conversion Notice and as soon as practicable thereafter, (B) the Offer Press Release and (iv) except as consented to by the Administrative Agent in writing, ensure that the terms and conditions of the Offer contained in the Offer Press Release and any Offer Document include the Acceptance Condition and are otherwise consistent in all material respects with those contained in the Scheme Press Release and any Scheme Documents (to the extent applicable for an Offer), except, in each case, as required by the City Code, any Governmental Authority, the Panel, law or regulation; and

(g)    in the case of an Offer, promptly upon becoming entitled to give any notice under Section 979(2) or Section 979(4) of the Companies Act, ensure that all such notices that may be given under section 979 of the Companies Act at that time are issued and implemented and that the relevant provisions of the Companies Act are complied with.

7.17    Fees and Attorney Costs.

(a)    The Borrower will procure receipt by the Administrative Agent and the Lenders of any fees required to be paid pursuant to the Loan Documents on or before the Effective Date within two Business Days of the Effective Date.

(b)    The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings, within two Business Days of the Effective Date.

(c)    Within two Business Days of the date of the proposed Certain Funds Credit Extension, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the date of the proposed Certain Funds Credit Extension, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings.

ARTICLE VIII
NEGATIVE COVENANTS

Subject to Section 5.02, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of any Loan Party or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)    Liens existing on the Effective Date and reflected on Schedule 8.01 hereof;

(b)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)    deposits and other customary Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)    easements, rights‑of‑way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)    Liens securing judgments for the payment of money not constituting an Event of Default hereunder or securing appeal or other surety bonds related to such judgments;

(h)    leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(i)    normal and customary rights of setoff (a) upon deposits of cash in favor of banks or other depository institutions or (b) contained in trade contracts entered into in the ordinary course of business;

(j)    Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection;

(k)    Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l)    Liens granted in favor of any Governmental Authority created pursuant to cost‑type contracts, progress‑billing contracts or advance‑pay contracts with such Governmental Authority to which the Borrower or any of its Subsidiaries is a party in the materials and products of the Borrower and its Subsidiaries subject to such contracts or, in the case of advance‑pay contracts only, any advance payments made thereunder to the Borrower and its Subsidiaries by such Governmental Authority;

(m)    Liens securing Indebtedness of a Subsidiary to the Borrower or to a Subsidiary;

(n)    Liens incurred after the Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Borrower or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved and the proceeds thereof and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon); (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty‑five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Borrower or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the fair market value of such property (as determined in good faith by one or more officers of the Borrower or Subsidiary to whom authority to enter into the transaction has been delegated by the board of directors of the Borrower or the Subsidiary); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(o)    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property or assets of the Person so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(p)    any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (a), (m), (n) and (o) of this Section 8.01, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(q)    licenses or sublicenses granted to third parties so long as such licenses or sublicenses would not, individually or in the aggregate, have a Material Adverse Effect or otherwise interfere in any material respect with the business of the Borrower or any of its Subsidiaries;

(r)    Liens on insurance proceeds and deposits arising in the ordinary course of business in connection with the financing of insurance premiums and so long as such Liens would not, individually or in the aggregate, have a Material Adverse Effect;

(s)    Liens in favor of a securities intermediary granted in the ordinary course of business on securities in a securities account;

(t)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Acquisition permitted hereby and so long as such Liens would not, individually or in the aggregate, have a Material Adverse Effect;

(u)    Liens securing Indebtedness of the Borrower or any Subsidiary, provided that the incurrence of any such Indebtedness shall be permitted by Section 8.03, and, provided further that, no such Liens may secure any obligations under the Note Purchase Agreements; and

(v)    Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the total value of the total assets subject to this Section.

8.02    Investments.

Make any Investments, except:

(a)    Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)    Investments existing as of the Effective Date and set forth in Schedule 8.02;

(c)    Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    Guarantees permitted by Section 8.03;

(f)    Investments permitted by Section 8.04, Section 8.06 or Section 8.07;

(g)    Permitted Acquisitions;

(h)    Investments by any “Loan Party” (for purposes of this Section 8.02(h) only, as defined in the Existing Credit Agreement) in any Subsidiary of the Borrower that is not a Loan Party and joint ventures not to exceed at any time an aggregate amount equal to twenty percent (20%) of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which the Borrower shall have delivered financial statements pursuant to Section 7.01(a) or (b), as the case may be; and

(i)    the Borrower may purchase, redeem, acquire or retire shares of its Capital Stock, provided that (x) before and after giving effect to any such purchase, redemption, acquisition or retirement, no Default or Event of Default shall exist and (y) after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 8.09 hereof.

8.03    Priority Indebtedness.

Incur any Priority Indebtedness at any time unless at the time of the incurrence thereof and after giving effect thereto, the aggregate amount of all Priority Indebtedness would not exceed 15% of Consolidated Net Worth, determined as of the end of the then most recently ended fiscal quarter of the Borrower.

8.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, after giving effect to any such transaction, no Default or Event of Default shall exist, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower provided that if a Loan Party is a party thereto, a Loan Party shall be the continuing or surviving corporation, (c) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (d) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan

Party shall be the continuing or surviving corporation, (e) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary and (f) any Subsidiary may wind up, liquidate or dissolve itself so long as it transfers all or substantially all of its assets to a Loan Party prior to such wind up, liquidation or dissolution.

8.05    Dispositions.

Make any Disposition unless the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of.

8.06    Change in Nature of Business.

Enter into any business, either directly or indirectly through a Subsidiary, except for (a) any business in which the Borrower or the applicable Subsidiary is engaged in on the Effective Date, (b) any business that is reasonably related thereto, (c) any business that is substantially the same industry as any business conducted by the Borrower or such Subsidiary or the Target and its Subsidiaries on the Effective Date or (d) any other business on a non‑material basis to the extent acquired by the Borrower in a Permitted Acquisition so long as the other business or businesses acquired by the Borrower pursuant to such Permitted Acquisition otherwise satisfy the requirements of clauses (a), (b) or (c) of this Section 8.06.

The Parties agree that the Target Acquisition and the transactions contemplated thereby shall not and shall not be deemed to constitute a change in nature of business or otherwise be prohibited by this Section 8.06.

8.07    Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04 or Section 8.05, (d) compensation and reimbursement of expenses of officers and directors in accordance with the Borrower’s policies which comply in all material respects with applicable Laws and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person other than an officer, director or Affiliate.

8.08    Use of Proceeds.

Use the proceeds of the Loans for any purpose other than as contemplated by Section 7.11.

8.09    Financial Covenants.

(a)    Consolidated Net Debt to EBITDA Ratio. Permit the Consolidated Net Debt to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50:1.0.

(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.0 to 1.0.

8.10    Organization Documents.

Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

8.11    Sanctions.

Directly or, knowingly indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that at the time of such funding is the subject of Sanctions, or in any Designated Jurisdiction, except, in any case, to the extent permissible for an individual or entity required to comply with Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

8.12    Anti-Corruption Laws.

Directly or knowingly indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Borrower or any of its Subsidiaries conduct business.

8.13    Scheme and Offer.

The Borrower and Bidco agree that on or before the Closing Date, each of the Borrower and Bidco will not (and will procure that each Affiliate of the Borrower and Bidco will not):

(a)    except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), increase, or announce an increase in, the price per share at which the Scheme or Offer (as the case may be) is proposed (and procure that no Person acting in concert (as defined by the Panel and the City Code) and controlled by any Affiliate of the Borrower, knowingly takes an action requiring an increase in such price), or otherwise increase the acquisition consideration or otherwise increase the acquisition consideration unless such increase is funded solely from an additional equity contribution from Bidco or other indebtedness permitted to be incurred under the terms of this Agreement;

(b)    except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), amend, vary, waive or otherwise modify the terms and conditions of the Offer or Scheme set out in the relevant Press Release or Acquisition Document (save as contemplated by (a) above), or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to Bidco of conditions imposed by any regulatory body, in each case except to the extent required by the Panel, the court or any other applicable law, regulation or regulatory body;

(c)    at any time (including following the Closing Date) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Document) concerning this Agreement or the parties to this Agreement (other than the Loan Parties) in connection with the financing of the Target Acquisition without the prior written consent of the Administrative Agent or unless required to do so by the City Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority;

(d)    become obliged, or permit any Person acting in concert (as defined by the Panel and the City Code) with any of them and controlled by an Affiliate of the Borrower to become obliged, to make an offer to the shareholders of the Borrower under Rule 9 of the City Code;

(e)    deliver more than one Conversion Notice to the Administrative Agent; and

(f)    in the case of an Offer, declare the Offer unconditional as to acceptances until the Acceptance Condition has been satisfied.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Subject to Section 5.02, any of the following shall constitute an Event of Default:

(a)    Non‑Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any ticking fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05(a), 7.10, 7.11, 7.12 or 7.15 or Article VIII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or any Lender (any such written notice to be identified as a "notice of default" and to refer specifically to this Section 9.01(c); or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross‑Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of thirty (30) consecutive days during which such judgment is not vacated, satisfied or discharged or a stay of enforcement of such judgment, by reason of a pending appeal posting of bond or otherwise, is not in effect; or

(i)    ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Internal Revenue Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA)

under all Plans, determined in accordance with Title IV of ERISA, shall exceed $150,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to Plans, or (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan; provided that any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(j)    Invalidity of Loan Documents.

(i)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or fails to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created by the Loan Documents; or

(ii)    any Loan Party or any other Person on behalf of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or

(iii)    any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)    Change of Control. There occurs any Change of Control.

9.02    Remedies Upon Event of Default.

Subject in all cases to Section 5.02, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (which, prior to the expiry of the Certain Funds Period, constitutes a Major Default), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X
ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07    Non‑Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the bookrunners, arrangers, documentation agents, syndication agent or co‑agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Releases.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI
MISCELLANEOUS

11.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.01 or 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan (subject to clause (i) of the final proviso to this Section 11.01), or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)    change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby without the written consent of each Lender directly affected thereby;

(e)    [reserved];

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(g)    release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee and Syndication Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no amendment, waiver or consent hereunder may affect one Tranche of the Lenders’ Loans or Commitments more adversely vis-a-vis the other Tranche without the consent of the Lenders having more than a majority interest of the outstanding principal of Loans and Commitments of such adversely affected Tranche, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02    Notices; Effectiveness; Electronic Communication.

(a)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications (a) delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in each its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are based on any theory of liability for punitive damages. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Shares (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loans, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set‑off, and such payment or the proceeds of such set‑off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set‑off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than £5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the prior written consent of the Borrower (in its sole discretion prior to the expiry of the Certain Funds Period and thereafter not to be unreasonably withheld or delayed) shall be required unless:

(1)    following the expiry of the Certain Funds Period, an Event of Default has occurred and is continuing at the time of such assignment;

(2)    following the expiry of the Certain Funds Period, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; or

(3)    such assignment is to an Existing RCF Lender (provided that prior to the expiry of the Certain Funds Period an assignment to an Existing RCF Lender shall require the prior written consent of the Borrower (not to be unreasonably withheld or delayed)); and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or Loan in respect of the Commitment or Loan subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) to any person in respect of which an Illegality Event has occurred and is continuing.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)    No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending Sterling to the Borrower without the imposition of any additional Indemnified Taxes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent electronic form) and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Following the expiry of the Certain Funds Period, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (g) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) (1) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive and (2) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, however, that the Administrative Agent and/or such Lender will give the Borrower, as soon as reasonably practicable, prior notice of such requirement or subpoena so that the Borrower may seek a protective order or other appropriate remedy to prevent such disclosure unless such applicable law or regulation or subpoena expressly provides that such prior notice shall not be given to the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, who was not known by the Administrative Agent, such Lender or any of its Affiliates to be bound by a confidentiality agreement or legal obligation of confidentiality with respect to such information or (z) is independently developed by the Administrative Agent or any Lender without the use of confidential information.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Set‑off.

Without prejudice to and subject to Section 5.02 and following the expiry of the Certain Funds Period, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting

Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any such assignment resulting from a Non‑Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non‑Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non‑Consenting Lender and the mandatory assignment of such Non‑Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non‑Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction, Etc.

(a)    GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s‑length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and MLPF&S, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and MLPF&S each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor MLPF&S has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or MLPF&S has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor MLPF&S has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor MLPF&S has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent, nor MLPF&S has provided nor will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and/or MLPF&S with respect to any breach or alleged breach of agency or fiduciary duty; provided, however, that nothing in this Section 11.16 releases the Administrative Agent or MLPF&S from fraudulent conduct.

11.17    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency

(the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.19    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
TELEDYNE TECHNOLOGIES INCORPORATED,
a Delaware corporation

By:    /s/ Susan L. Main
Name:    Susan L. Main
Title:    Senior Vice President and Chief Financial Officer

GUARANTORS:
TELEDYNE BROWN ENGINEERING, INC.,
a Delaware corporation

By:    /s/ Stephen F. Blackwood
Name:    Stephen F. Blackwood
Title:    Vice President and Treasurer

TELEDYNE INSTRUMENTS, INC.,
a Delaware corporation

By:    /s/ Susan L. Main
Name:    Susan L. Main
Title:    Senior Vice President and Chief Financial Officer

TELEDYNE SCIENTIFIC & IMAGING, LLC,
a Delaware limited liability company

By:    /s/ Stephen F. Blackwood
Name:    Stephen F. Blackwood
Title:    Vice President and Treasurer

TELEDYNE LECROY, INC.,
a Delaware corporation

By:    /s/ Susan L. Main
Name:    Susan L. Main
Title:    Senior Vice President

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A.,
as Administrative Agent

By:    /s/ Maurice Washington
Name:    Maurice Washington
Title:    Vice President

LENDERS:
BANK OF AMERICA, N.A.,
as a Lender

By:    /s/ Mukesh Singh
Name:    Mukesh Singh
Title:    Vice President

Schedule 2.01
Commitments and Pro Rata Shares

Lender	Tranche A Commitment	Pro Rata Share of Tranche A Commitment
Bank of America, N.A.	£280,000,000	100.000000000%

Lender	Tranche B Commitment	Pro Rata Share of Tranche B Commitment
Bank of America, N.A.	£345,000,000	100.000000000%

Schedule 6.13
Subsidiaries

COMPANY NAME	JURISDICTION OF INCORPORATION	STOCKHOLDER/PERCENTAGE OF OWNERSHIP OF OUTSTANDING SHARES**
Alia Corporation Inc.	Ontario, Canada	Teledyne DALSA, Inc.- 100%
CDL do Brasil Equipamentos e Servicios Submarinos Sociedade Empresaria Ltda.	Brazil	Teledyne CDL Limited- 99% Ocean Design Ltda.- 1%
Ensambles de Precision S.A. de C.V.	Mexico	Teledyne Technologies Incorporated – 99% Teledyne Instruments, Inc.- 1%
Intelek Limited	United Kingdom	Teledyne Technologies Incorporated- 100%
Intelek Pension Trustees Limited	United Kingdom	Intelek Limited- 100%
Intelek Properties Limited	United Kingdom	Rhombi Holdings Limited-100%
LeCroy Lightspeed Corporation (inactive)	Delaware	Teledyne LeCroy, Inc.- 100%
Lidar Aviation Services, Inc.	Ontario, Canada	Teledyne Optech Incorporated- 100%
Maple Imaging, LLC	Delaware	Teledyne Technologies Incorporated-100%
Ocean Design Ltda.	Brazil	Teledyne Instruments, Inc.- 99.33% Teledyne Limited -.67%
Reynolds Industries Limited	United Kingdom	Teledyne Limited-100%
Rhombi Canada LP	Ontario, Canada	Maple Imaging, LLC- .1% Teledyne Technologies Incorporated- 99.9%
Rhombi Holdings Limited	United Kingdom	Teledyne UK Holdings, LLC-100%
Teledyne Australia Pty Ltd	Australia	Teledyne Wireless, LLC- 100%
Teledyne Bogatin Enterprises, LLC	Kansas	Teledyne LeCroy, Inc.- 100%
Teledyne Bowtech Limited	United Kingdom	Rhombi Holdings Limited- 100%
Teledyne Brown Engineering, Inc.*	Delaware	Teledyne Technologies Incorporated–100%
Teledyne CARIS B.V.	Netherlands	Teledyne DALSA B.V.-100%
Teledyne CARIS, Inc.	Ontario, Canada	Teledyne DALSA, Inc.-100%
Teledyne CARIS UK, Ltd.	United Kingdom	Teledyne Limited – 100%
Teledyne CARIS USA, Inc.	Virginia	Teledyne Instruments, Inc. – 100%
Teledyne Catalyst Enterprises, Inc. (inactive)	California	Teledyne LeCroy, Inc.- 100%
Teledyne CDL Limited	United Kingdom	Teledyne Limited- 100%
Teledyne CDL, Inc.	Texas	Teledyne CDL Limited- 100%
Teledyne C.M.L. Group Limited (operating assets transferred to Teledyne Limited)	United Kingdom	Intelek Properties Limited- 100%
Teledyne Computer Access Technology Corporation (inactive)	Delaware	Teledyne LeCroy, Inc.- 100%
Teledyne Controls, LLC	Delaware	Teledyne Technologies Incorporated- 100%
Teledyne DALSA Asia-Pacific Ltd. (inactive – to be dissolved)	Ontario, Canada	Teledyne DALSA, Inc.-100%
Teledyne DALSA, Inc.	Ontario, Canada	Teledyne Netherlands B.V.- 100%
Teledyne DALSA B.V.	Netherlands	Teledyne DALSA, Inc.- 100%
Teledyne DALSA GmbH	Germany	Teledyne DALSA, Inc.- 100%
Teledyne DALSA K.K.	Japan	Teledyne DALSA, Inc.-100%
Teledyne DALSA (Shanghai) Trading Co. Ltd.	China	Teledyne DALSA, Inc.-100%
Teledyne DALSA Industrial Products, Inc.	Delaware	Teledyne Technologies Incorporated- 100%

COMPANY NAME	JURISDICTION OF INCORPORATION	STOCKHOLDER/PERCENTAGE OF OWNERSHIP OF OUTSTANDING SHARES**
Teledyne DALSA Semiconductor Inc.	Ontario, Canada	Teledyne DALSA, Inc.-100%
Teledyne Denmark A/S	Denmark	Rhombi Holdings Limited- 100%
Teledyne Energy Systems, Inc.	Delaware	Teledyne Technologies Incorporated – 100%
Teledyne France	France	Teledyne Instruments, Inc. – 100%
Teledyne Gavia ehf.	Iceland	Teledyne Instruments, Inc.- 100%
Teledyne Germany GmbH	Germany	Teledyne Instruments, Inc.- 100%
Teledyne Hanson Research, Inc.	California	Teledyne Instruments, Inc.- 100%
Teledyne ICM SA	Belgium	Teledyne DALSA B.V.-100%
Teledyne Instruments, Inc.*	Delaware	Teledyne Technologies Incorporated – 100%
Teledyne Instruments Malaysia Sdn. Bhd.	Malaysia	Teledyne Netherlands B.V.- 100%
Teledyne Labtech Limited (operating assets transferred to Teledyne Limited)	United Kingdom	Rhombi Holdings Limited-100%
Teledyne LeCroy, Inc.*	Delaware	Teledyne Technologies Incorporated- 100%
Teledyne LeCroy AB	Sweden	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy Frontline, Inc.	Delaware	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy Frontline Limited	United Kingdom	Teledyne LeCroy Frontline, Inc.– 100%
Teledyne LeCroy GmbH	Germany	Teledyne LeCroy, Inc.- 100%
LeCroy (Beijing) Trading Co., Ltd.	China	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy India Trading Private Ltd.	India	Teledyne LeCroy, Inc.- 9,999 shares Nominee of Teledyne LeCroy, Inc.- 1 share
Teledyne LeCroy Japan Corporation	Japan	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy Korea Ltd.	South Korea	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy Delaware, L.L.C. (inactive)	Delaware	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy SA	Switzerland	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy Singapore Pte. Ltd.	Singapore	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy S.A.R.L.	France	Teledyne LeCroy, Inc.- 100%
Teledyne LeCroy S.R.L.	Italy	Teledyne LeCroy, Inc.- 99% Teledyne LeCroy S.A.- 1%
Teledyne Limited	United Kingdom	Rhombi Holdings Limited- 100%
Teledyne Monitor Labs P.R., Inc. (inactive)	Puerto Rico	Teledyne Instruments, Inc.- 100%
Teledyne Netherlands B.V.	Netherlands	Rhombi Canada LP- 100%
Teledyne Optech Incorporated	Ontario, Canada	Alia Corporation Inc.- 100%
Teledyne Optech, Inc.	Delaware	Teledyne Optech Incorporated- 100%
Teledyne Paradise Datacom Limited (operating assets transferred to Teledyne Limited)	United Kingdom	Rhombi Holdings Limited- 100%
Teledyne Rad-icon Imaging Corp.	California	Teledyne Technologies Incorporated-100%
Teledyne RD Technologies (Shanghai) Co. Ltd.	China	Teledyne Instruments, Inc. –100%
Teledyne RESON A/S	Denmark	Teledyne Denmark A/S- 100%
Teledyne RESON GmbH	Germany	Teledyne RESON A/S- 100%
Teledyne RESON, Inc.	California	Teledyne RESON A/S-100%
Teledyne RESON Holding B.V.	Netherlands	Teledyne RESON A/S-100%
Teledyne RESON B.V.	Netherlands	Teledyne RESON Holding B.V.- 100%
Teledyne RESON UK Limited	United Kingdom	Teledyne RESON A/S- 100%
Teledyne RESON Pte. Ltd.	Singapore	Teledyne RESON A/S- 100%

COMPANY NAME	JURISDICTION OF INCORPORATION	STOCKHOLDER/PERCENTAGE OF OWNERSHIP OF OUTSTANDING SHARES**
Teledyne Reynolds, Inc.	California	Teledyne Technologies Incorporated- 100%
Teledyne RISI, Inc.	California	Teledyne Technologies Incorporated- 100%
Teledyne Scientific & Imaging, LLC*	Delaware	Teledyne Brown Engineering, Inc.- 100%
Teledyne S G Brown Limited	United Kingdom	Teledyne Limited- 100%
Teledyne Singapore Private Limited	Singapore	Teledyne Technologies Incorporated- 100%
Teledyne Technologies International Corp.	Delaware	Teledyne Technologies Incorporated – 100%
Teledyne Technologies (Bermuda) Limited	Bermuda	Teledyne Technologies Incorporated – 100%
Teledyne TSS Limited	United Kingdom	Teledyne S G Brown Limited- 100%
Teledyne UK Holdings, LLC	Delaware	Teledyne Netherlands B.V.- 100%
Teledyne VariSystems, Inc.	Alberta, Canada	Teledyne DALSA, Inc.- 100%
Teledyne Wireless, LLC	Delaware	Teledyne Technologies Incorporated – 100%

*Guarantor
** Except as noted, there are no options, warrants, rights of conversion or purchase or other similar rights with respect ownership of shares

Schedule 6.20
Collective Bargaining Agreements

Agreement between Teledyne Turbine Engines and The International Union of United Automobile, Aerospace and Agricultural Implement Workers of America. Expires on January 28, 2018 and covers approximately 9 active employees at Teledyne Turbine Engines facility in Toledo, Ohio.

Schedule 8.01
Liens Existing on the Effective Date

1.    Capital Leases (Real Property):
Lessor: Shelby Holdings Limited
Lessee: Teledyne Limited.
Property: Units 26, 27, and 28 Timberlaine Trading Estate, Worthing.
Lessor: Vantage Point Business Village Ltd
Lessee: Teledyne Limited
Property: The Teledyne Building, Vantage Point Business Village, Gloucestershire
Lessor: Norwich Union Life and Pensions
Lessee: Teledyne Limited
Property: Navigation House, Canal View toad, Newbury
Lessor: Greenhills Property No.46 Limited
Lessee: Teledyne TSS Limited
Property: 1 Blackmoor Lane, Croxley Green Business Park Watford, Herfordshire, WD 1 8 8GA
Lessor: Bollinwater Estates LLP
Lessee: Teledyne C.M.L. Group Limited
Property: 333-359 Cleveland Street, Birkenhead
Lessor: Bollinwater Estates LLP
Lessee: Teledyne C.M.L. Group Limited
Property: 256-296 Price Street, Birkenhead
Lessor: Tebay Road LLP.
Lessee: Teledyne C.M.L. Group Limited
Property: Unit A, Tebay Road, Bromborough
2.    Liens entered into in the ordinary course of business and existing on the Effective Date, including the following at the Company and the other Loan Parties with active UCC or PPSA filings:
TELEDYNE BROWN ENGINEERING, INC.

JURISDICTION	SECURED PARTY	COLLATERAL
DE, Secretary of State	United Rentals. (North America) Inc.	Equipment
DE, Secretary of State	United Rentals (North America) Inc.	Equipment
DE, Secretary of State	US Bank Equipment Finance	Equipment
DE, Secretary of State	Air Liquide Industrial U.S. LP	Equipment
DE, Secretary of State	US Bank Equipment Finance, a division of U.S. Bank National Association	Equipment
DE, Secretary of State	US Bank Equipment Finance, a division of U.S. Bank National Association	Equipment
DE, Secretary of State	US Bank Equipment Finance, a division of U.S. Bank National Association	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment

TELEDYNE INSTRUMENTS, INC.

JURISDICTION	SECURED PARTY	COLLATERAL
DE, Secretary of State	US Bank Equipment Finance	Equipment
DE, Secretary of State	US Bank Equipment Finance	Equipment
DE, Secretary of State	PNC Equipment Finance, LLC	Equipment
DE, Secretary of State	Citibank, N.A.	Accounts Receivable owing to debtor by Rockwell Collins, Inc. under Citibank Supplier Finance Program. (Program has been terminated)
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment

TELEDYNE LECROY, INC.

JURISDICTION	SECURED PARTY	COLLATERAL
DE, Secretary of State	KMBS Business Solutions USA, Inc.	Equipment

TELEDYNE SCIENTIFIC & IMAGING, LLC

JURISDICTION	SECURED PARTY	COLLATERAL
DE, Secretary of State	Canon Financial Services	Equipment

TELEDYNE TECHNOLOGIES INCORPORATED

JURISDICTION	SECURED PARTY	COLLATERAL
DE, Secretary of State	US Bank Equipment Finance	Equipment
DE, Secretary of State	US Bank Equipment Finance	Equipment
DE, Secretary of State	Ricoh USA Inc.	Equipment
DE, Secretary of State	Konica Minolta Business USA Inc.	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	Equipment
DE, Secretary of State	U.S. Bank Equipment Finance	Equipment
DE, Secretary of State	KMBS Business Solutions U.S.A., Inc.	Equipment
DE, Secretary of State	Arrow Electronics, Inc.	Supplier Agreement
DE, Secretary of State	EverBank Commercial Finance, Inc.	Equipment

TAX LIENS:

DEBTOR	JURISDICTION	TAX PERIOD	SECURED PARTY	AMOUNT
Teledyne Technologies Incorporated	CA, Secretary of State	10/1/2015-12/31/2015	Employment Development Department	$1,441.34
Teledyne Technologies Incorporated	CA, Secretary of State	10/1/2015-12/31/2015	Employment Development Department	$1,439.34

Schedule 8.02
Investments Existing on the Effective Date

Issuer	Teledyne Company Name	Type of Investment	Maturity Date	Amount
Dreyfus	Teledyne Technologies Incorporated	Money Market	N/A	$0.00*
N.I. Medical Ltd.	Teledyne Brown Engineering, Inc.	Common Stock	N/A	134,044 shares **
PhotoMedix, Inc.	Teledyne Reynolds, Inc.	Common Stock	N/A	1 share
Ocean Aero, Inc.	Teledyne RD Instruments, Inc.	Preferred Stock	N/A	5,201,557 shares

* Amount as of December 6, 2016.
** Represents 1.38% of shares outstanding on a fully diluted basis as of November 16, 2006.

Schedule 11.02
Certain Addresses for Notices

LOAN PARTIES:
Borrower:
Teledyne Technologies Incorporated
Attn: Stephen F. Blackwood
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4415
Facsimile: 805-373-4450
Email: sblackwood@teledyne.com
-with a copy to (which shall not constitute notice)
Teledyne Technologies Incorporated
Attn: Melanie S. Cibik
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4605
Facsimile: 805-373-4610
Email: mcibik@teledyne.com
-and
Scott E. Westwood
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Phone: 412-667-6000
Fax: 412-667-6050
Email: swestwood@mcguirewoods.com
Guarantors:
Teledyne Brown Engineering, Inc.
Attn: Janice L. Hess
300 Sparkman Drive NW
Huntsville, Alabama 35805
Phone: 256-726-1414
Facsimile: 256-726-3114
Email: jan.hess@tbe.com

-with a copy to (which shall not constitute notice)
Teledyne Technologies Incorporated
Attn: Melanie S. Cibik
1049 Camino Dos Rios

CREDIT AGREEMENT

Thousand Oaks, California 91360
Phone: 805-373-4605
Facsimile: 805-373-4610
Email: mcibik@teledyne.com
-and
Scott E. Westwood
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Phone: 412-667-6000
Fax: 412-667-6050
Email: swestwood@mcguirewoods.com
Teledyne Instruments, Inc.
Attn: Stephen F. Blackwood
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4415
Facsimile; 805-373-4450
Email: sblackwood@teledyne.com
-with a copy to (which shall not constitute notice)
Teledyne Technologies Incorporated
Attn: Melanie S. Cibik
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4605
Facsimile: 805-373-4610
Email: mcibik@teledyne.com
-and
Scott E. Westwood
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Phone: 412-667-6000
Fax: 412-667-6050
Email: swestwood@mcguirewoods.com
Teledyne Scientific & Imaging, LLC
Attn: Stephen F. Blackwood
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4415
Fax: 805-373-4550

CREDIT AGREEMENT

Email: sblackwood@teledyne.com

- with a copy to (which shall not constitute notice)
Teledyne Technologies Incorporated
Attn: Melanie S. Cibik
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4605
Fax: 805-373-4610
Email: mcibik@teledyne.com
- and
Scott E. Westwood
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Phone: 412-667-6000
Fax: 412-667-6050
Email: swestwood@mcguirewoods.com
Teledyne LeCroy, Inc.
Attn: Sean O'Connor
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977-6499
Phone: 845-578-6102
Fax: 845-578-5989
Email: sean.oconnor@tyledynelecroy.com
- with a copy to (which shall not constitute notice)
Teledyne Technologies Incorporated
Attn: Melanie S. Cibik
1049 Camino Dos Rios
Thousand Oaks, California 91360
Phone: 805-373-4605
Fax: 805-373-4610
Email: mcibik@teledyne.com
-and
Scott E. Westwood
McGuireWoods LLP
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Phone: 412-667-6000
Fax: 412-667-6050

CREDIT AGREEMENT

Email: swestwood@mcguirewoods.com

ADMINISTRATIVE AGENT:
Notices (other than Requests for Extension of Credit):
Bank of America
Attn: Maurice Washington
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Phone: 214-209-5606
Fax: 214-290-9544
Email: maurice.washington@baml.com
- with a copy to
Bank of America
Attn: DeWayne Rosse
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Phone: 214-209-0529
Fax: 214-672-8623
Email: dewayne.rosse@baml.com
For Payments and Requests for Extension of Credit:
Bank of America
Attn: Robert Garvey
101 North Tryon Street, 5th Floor
Charlotte, North Carolina 28255-0001
Phone: 980-387-9468
Fax: 617-310-3288
Email: robert.garvey@baml.com

CREDIT AGREEMENT